Exhibit 99.1

Contacts:    ClearOne Communications, Inc.
Investor Relations
(801) 303-3555
Robert Jaffe
PondelWilkinson Inc.
(310) 279-5980

CLEARONE REPORTS FISCAL 2007 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

Salt Lake City, UT -August 2, 2007 - ClearOne Communications, Inc. (OTC: CLRO.OB) today reported financial results for the fiscal 2007 fourth quarter and full-year ended June 30, 2007.

For fiscal 2007, revenue increased to $39.9 million from $35.4 million in the same period of fiscal 2006. Gross profit grew to $22.1 million, or 56% of revenues, from $18.0 million, or 51% of revenues, for the prior year period. Income from continuing operations was $4.8 million versus a loss from continuing operating of $60,000 in the same period last year. Net income was $5.2 million, or $0.45 per diluted share, which included income from discontinued operations of $422,000, or $0.04 per diluted share. This compares with net income for the prior year period of $2.1 million, or $0.17 per diluted share, which included income from discontinued operations of $2.2 million, or $0.18 per diluted share.

For the fiscal 2007 fourth quarter, revenue increased to $11.0 million from $9.2 million in the same quarter of last year. Gross profit grew to $6.6 million, or 60% of revenues, from $4.6 million, or 50% of revenues, for the prior year period. Income from continuing operations was $2.1 million compared with a loss from continuing operations of $821,000 in the same quarter last year. Net income was $2.2 million, or $0.20 per diluted share, which included income from discontinued operations of $118,000, or $0.01 per diluted share. This compares with a net loss for the prior year period of $512,000, or $0.04 per share, which included income from discontinued operations of $309,000, or $0.03 per diluted share.

“We are pleased to report excellent growth to our topline and gross profit without a corresponding increase in operating expenses for both the fourth quarter and full year,” said Zee Hakimoglu, president, chief executive officer and chairman of ClearOne. “Our strong fourth quarter financial results primarily reflected increased sales of our higher margin professional audio conferencing products and enhanced operating efficiencies implemented throughout the organization. The fiscal 2007 fourth quarter represents ClearOne’s fourth consecutive quarter of profitability from continuing operations.”

At June 30, 2007, the company had cash, cash equivalents, and marketable securities of $22.7 million and no long-term debt.

About ClearOne
ClearOne is a communications solutions company that develops and sells audio conferencing systems and other related products for audio, video, and web conferencing applications. The reliability, flexibility, and performance of ClearOne’s comprehensive solutions create a natural communications environment, which saves organizations time and money by enabling more effective and efficient communication. For more information, visit ClearOne’s website at www.clearone.com.

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements, including statements regarding the company’s ability to successfully commercialize newer products and enter new markets, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.

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FINANCIAL TABLES FOLLOW

CLEARONE COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars, except per share amounts)
(unaudited)
	June 30,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$2,782	$1,240
Marketable securities	19,871	20,550
Accounts receivable, net of allowance for doubtful accounts	8,025	7,784
of $54 and $49, respectively
Note Receivable	163	0
Inventories, net	7,263	6,614
Income tax receivable	0	3,240
Deferred income taxes, net	119	128
Prepaid expenses	213	255
Net assets of discontinued operations	0	565
Total current assets	38,436	40,376

Property and equipment, net	2,694	1,647
Note Receiveable - long-term	43	0
Other assets	10	15
Total assets	$41,183	$42,038

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,745	$2,597
Accrued taxes	660	0
Accrued liabilities	1,874	2,397
Deferred product revenue	4,872	5,871
Total current liabilities	9,151	10,865

Deferred rent	855	0
Deferred income taxes, net	119	128
Other long-term liabilities	619	633
Total liabilities	10,744	11,626

Total shareholders' equity	30,439	30,412
Total liabilities and shareholders' equity	$41,183	$42,038

CLEARONE COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except per share amounts)
(unaudited)
	Three Months Ended June 30,		Years Ended June 30,
	2007	2006	2007	2006

Revenue	$10,988	$9,206	$39,861	$35,362
Cost of goods sold	4,357	4,639	17,723	17,375
Gross profit	6,631	4,567	22,138	17,987

Operating expenses:
Marketing and selling	2,080	2,324	7,791	7,866
Research and product development	1,753	2,521	7,535	8,299
General and administrative	831	820	3,091	5,108
Settlement in shareholders' class action	-	-	-	(1,205)
Total operating expenses	4,664	5,665	18,417	20,068

Operating income (loss)	1,967	(1,098)	3,721	(2,081)

Total other income (expense), net	293	422	1,523	1,016

Loss from continuing operations before income taxes	2,260	(676)	5,244	(1,065)
Provision (benefit) for income taxes	(153)	(145)	(457)	1,005
Income (loss) from continuing operations	2,107	(821)	4,787	(60)

Income from discontinued operations	118	309	422	2,156

Net income (loss)	$2,225	($512)	$5,209	$2,096

Diluted earnings (loss) per common share from continuing operations	$0.19	($0.07)	$0.41	($0.00)

Diluted earnings per common share from discontinued operations	$0.01	$0.03	$0.04	$0.18

Diluted earnings (loss) per common share	$0.20	($0.04)	$0.45	$0.17

Diluted weighted average shares outstanding	10,975,220	12,209,749	11,575,721	12,206,618

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